EXHIBIT 10.14
FIRST AMENDMENT OF THE
2003 NON-QUALIFIED STOCK OPTION PLAN
FOR
RELIANCE BANCSHARES, INC.
     THIS FIRST AMENDMENT of the 2003 Non-Qualified Stock Option Plan dated January 15, 2003 (the “Plan”) for Reliance Bancshares, Inc. (herein called the “Company”) hereby deletes paragraph 10 of the Plan and adopts a new paragraph 10 of the Plan which reads in its entirety as follows:
     10. Severance, Death, Transfer.
     (a) In the event that a participant shall cease to be a director or advisory director of the Company or of a subsidiary bank of the Company for any reason except death or dismissal for cause, any vested option granted to him or her under this Plan which shall not have been then exercised in the manner described below, shall be exercisable by the participant within one (1) year after severance, or until the expiration of the option as provided in paragraph 5, if that be sooner except that the Board may in its absolute discretion further extend the privilege to such participant to exercise any options previously granted to him or her which have not then expired.
     (b) In the event that a participant shall die while a director or advisory director of the Company or of a subsidiary bank of the Company, any option granted to him or her under this plan which shall not have been exercised in the manner described below, at the time of his or her death, shall be exercisable by the estate of the participant or by any person who acquired such option by bequest or inheritance from the participant, within three (3) years after the death of the participant, or until the expiration of the option as provided in paragraph 5, if that be sooner. References to the “participant” that follow shall be deemed to include any person entitled to exercise the option after the death of the participant under the terms of this paragraph. Upon death an option shall be deemed fully vested.
     (c) In the event that a legal director of the Company or of a subsidiary bank of the Company shall cease to be such a director and shall immediately become an advisory director of the Company or of a subsidiary bank of the Company or if an advisory director of either shall become a legal director of either, such a participant shall not forfeit his or her stock options granted under this Plan, whether fully or partially vested under this Plan and such participants shall continue to have or own said stock options in his or her new capacity as a legal or advisory director regardless of the number of options, subject to the terms and conditions of this Plan and prior service and attendance as a legal or advisory director shall carry over to the new position of said participant with regard to vesting.
     The foregoing First Amendment of the Plan was approved by the Board of Directors of the Company on and is effective as of July 16, 2003 and shall automatically amend and revise all 2003 Non-Qualified Stock Option Agreements executed with Directors or Advisory Directors who are covered by the Plan.